Exhibit 23

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in UAL Corporation's Post Effective Amendment No. 1 to Form S-8 Registration Statement (File No. 33-59950) and Form S- 8 Registration Statement (File No. 333-03039) of our report dated June 30, 2003, relating to the financial statements of the United Airlines Pilot Directed Account Plan as of and for the year ended December 31, 2002 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Plan Sponsor's filing for reorganization under Chapter 11) appearing in this Annual Report on Form 11-K.

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP
Chicago, Illinois
June 30, 2003